Exhibit (k)(3)

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of May 31, 2012 by and between HMS Income LLC, a Maryland limited liability company (the “Merging Entity”), and HMS Income Fund, Inc., a Maryland corporation (the “Surviving Entity”), pursuant to the provisions of the Maryland General Corporation Law (the “MGCL”) and the Maryland Limited Liability Company Act (the “Act”).

1.	Parties to Merger. The parties participating in the merger in accordance with the terms of this Agreement are the Merging Entity and the Surviving Entity.

2.	Effective Time. The Surviving Entity has filed, pursuant to the Securities Act of 1933, as amended, a registration statement on Form N-2 (File No. 333-178548), as amended (the “Registration Statement”), with the Securities and Exchange Commission (the “SEC”), and intends to make an election to be treated as a business development company (“BDC”). It is the intention of the Merging Entity and the Surviving Entity to consummate the merger contemplated hereunder immediately prior to the SEC declaring the Registration Statement effective and the Surviving Entity filing an election to be treated as a BDC. As such, after the execution of this Agreement and immediately prior to the SEC declaring the Registration Statement effective and the Surviving Entity filing an election to be treated as a BDC, the Merging Entity and the Surviving Entity shall cause Articles of Merger to be properly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”)in accordance with the MGCL and the Act. The Merger (as defined below) shall become effective immediately upon the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT (the “Effective Time”).

3.	The Merger. At the Effective Time, the Merging Entity shall be merged with and into the Surviving Entity and the separate existence of the Merging Entity shall thereupon cease to exist (the “Merger”).

4.	Surviving Entity; Effects of Merger. The Surviving Entity shall be the surviving entity of the Merger and shall continue to be governed by the laws of the State of Maryland, and the separate existence of the Surviving Entity with all the rights, privileges, powers and franchises of the Merging Entity, shall continue unaffected by the Merger. The Merger shall have the effects specified in the MGCL and the Act.

5.	Conversion of Units of Membership Interest of the Merging Entity. At the Effective Time, the units of membership interest of the Merging Entity will be converted into the number of shares of common stock of the Surviving Entity determined by dividing the net asset value of the Merging Entity by $9.00. The net asset value of the Merging Entity will be determined within 48 hours prior to the Effective Time of the Merger by the managers of the Merging Entity and the board of directors (including a majority of non-interested members) of the Surviving Entity. The $9.00 amount represents the $10.00 per share initial offering price of the common stock of the Surviving Entity, which shares of common stock will be offered pursuant to the initial offering registered under the Registration Statement, less the $1.00 sales load not incurred.

6.	Shares of Capital Stock of the Surviving Entity. There are no shares of capital stock of the Surviving Entity presently issued and outstanding. In the event shares of capital stock of the Surviving Entity are outstanding immediately prior to the Effective Time, each such share of capital stock of the Surviving Entity shall remain outstanding and remain unaffected by the Merger.

7.	Governing Law. The Merger shall be governed by the laws of the State of Maryland.

8.	Charter. The charter of the Surviving Entity shall be the charter of the Surviving Entity from and after the Effective Time until amended or restated as therein or by law provided.

9.	Bylaws. The bylaws of the Surviving Entity as in effect immediately prior to the Effective Time shall continue in force and be the bylaws of the Surviving Entity after the Effective Time until amended as therein or by law provided.

10.	Execution of Agreement; Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile, or by .pdf or similar imaging transmission, will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile, or by .pdf or similar imaging transmission, will be deemed to be their original signatures for any purpose whatsoever.

[Signature Page Follows]

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the undersigned have caused this Agreement and Plan of Merger to be executed as of the date first written above.

MERGING ENTITY:

HMS Income LLC

By:	/s/ Ryan T. Sims
Name:	Ryan T. Sims
Title:	Manager

SURVIVING ENTITY:

HMS Income Fund, Inc.

By:	/s/ Ryan T. Sims
Name:	Ryan T. Sims
Title:	Chief Financial Officer and Secretary